GARNER INVESTMENTS, INC.
                                   PO Box 3412
                              Casper, Wyoming 82602
                               Phone:307-472-3000




VIA EDGAR

Mr. Donald F. Delaney
Securities and Exchange Commission
Division of Corporation Finance
100 F. St. NE
Washington, DC 20549

Re:      Garner Investments, Inc.
         Form 10-K for Fiscal Year Ended December 31, 2009
         Filed March 31, 2010
         File No. 000-26317

Dear Mr. Delaney:

     In response to the Comment Letter dated December 15, 2010 ("Comment Letter") acknowledges to the SEC that:


          1. The Company is responsible for the adequacy and accuracy of the disclosure in their filings;

          2. Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

          3. The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

     We hope this satisfies your requirement.

     If you have any questions, please let me know.


                                                  Sincerely,


                                                  /s/Roy C. Smith
                                                  ---------------------
                                                  Roy C. Smith, President